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                                                                    EXHIBIT 99.1

CONTACT: Peter Willis
Hotelworks.com, Inc.
(305) 774-3206

FOR IMMEDIATE RELEASE

HOTELWORKS.COM, INC. ANNOUNCES SUCCESSFUL REFINANCING OF ITS OUTSTANDING INDEBTEDNESS WITH HSBC BANK USA

         Coral Gables, Fl (December 20, 2000) - Hotelworks.com, Inc. (AMEX:HWS) announced that it has successfully negotiated and executed an Amended and Restated Loan Agreement with HSBC Bank USA.

The previously defaulted line of credit in the amount of $9,885,000 has been replaced by two debt instruments and $1 million of convertible preferred stock.

Hotelworks.com signed a note with HSBC Bank in the amount of $4.3 million, with a three-year term. The note bears interest at the bank's prime rate and calls for monthly principal payments, with the remaining principal and accrued interest due at maturity. Additionally, the Company's discontinued renovation subsidiary, Hospitality Restoration and Builders, Inc. ("HRB"), assigned a portion of its contract right in a receivable with a former customer, to HSBC Bank; in the form of a five-year $4,585,000 note, bearing interest at the bank's prime rate. This HRB note is secured solely by its interest in the receivable and any collections are to be divided between HSBC Bank and the Company according to a prescribed formula. The receivable is fully reserved on the books of HRB, and the note is non-recourse to any other assets of Hotelworks.com or its subsidiaries. The preferred stock issued to HSBC Bank is convertible into a total of 1 million shares of common stock of Hotelworks.com, Inc.

The HSBC agreement, combined with the previously announced refinancing with Bank of America in the amount of $6.8 million, brings all expired debt obligations current and in good standing.

Douglas Parker, President & CEO of Hotelworks stated, "We are extremely pleased with the result of our extensive negotiations with HSBC Bank, and view this as a critical step toward achieving our goals of improving the long term financial position of Hotelworks.com. We look forward to maintaining the participation of HSBC Bank as a lender and shareholder in the Company, while devoting all of our attention to growing the business and creating enhanced shareholder value."

Hotelworks.com, through its offices in the United States, Middle East, Asia, South Africa and Europe, is one of the world's leading providers of goods and services to the global hospitality industry. The company headquartered in Coral Gables, Florida, services such customers as Hyatt, Marriott International, Hilton, Ritz Carlton, Four Seasons, Wyndham, Accor and Sun International. For more information about Hotelworks, please visit our web-site, www.hotelworks.com.

         The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the Company's services, and other risks or uncertainties detailed in the Company's Securities and Exchange Commission filing.